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FORM 4
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[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction (b).




                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

  Spiller           Jonathan               M.
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   (Last)            (First)            (Middle)

c/o Armor Holdings, Inc.
1400 Marsh Landing Parkway, Suite 112
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                     (Street)

Jacksonville               FL           32250
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Armor Holdings, Inc. (AH)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   January, 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   President and Chief Executive Officer

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of
                                                                                       Securities    6. Owner-
                        2. Trans-     3. Trans-                                        Beneficially     ship
                           action        action       4. Securities Acquired (A)       Owned at         Form:       7. Nature
                           Date          Code            or Disposed of (D)            End of           Direct         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            (D) or (I)     Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          Indirect       Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock, par value
  $0.01 per share         1/2/02       M              95,238      A        $1.05       317,848            D
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Common Stock, par value
  $0.01 per share                                                                       20,000            I           By Children
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                                                                                                                           (over)
                                                                                                                  SEC 1474 (7-96)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Date/    --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Stock
Options
(Right to                                                                 Common
 Buy)(1)     $1.05    1/2/02    M               95,238  (2)               Stock   95,238           14,191      D
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Stock
Options
(Right to                                                                 Common
 Buy)(3)    $10.4375                                    (2)      9/2/07   Stock   100,000          100,000     D
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Stock
Options
(Right to                                                                 Common
 Buy)(3)    $11.00                                      (2)      9/2/07   Stock   100,000          100,000     D
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Stock
Options
(Right to                                                                 Common
 Buy)(3)    $12.00                                      (2)      9/2/07   Stock   50,000           50,000      D
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Stock
Options
(Right to                                                                 Common
 Buy)(4)    $11.3125                                    (2)      1/1/09   Stock   300,000          300,000     D
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(1)  Granted pursuant to the Armor Holdings, Inc. 1994 Incentive Stock Plan.
(2)  Presently exercisable.
(3)  Granted pursuant to the Armor Holdings, Inc. 1996 Stock Option Plan.
(4)  Granted pursuant to the Armor Holdings, Inc. 1998 Stock Option Plan.

* If the Form is filed by more than one reporting person, See Instruction
  5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Jonathan M. Spiller                            4/2/2002
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              ** Signature of Reporting Person                    Date



Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.